Exhibit 3


           [Press Release Stationery of Berlitz International, Inc.]


Contact: Henry D. James, Executive Vice President and
Chief Financial Officer - Telephone (609) 514-3024

FOR IMMEDIATE RELEASE



                      BERLITZ INTERNATIONAL, INC. ACQUIRES
                         ELS EDUCATIONAL SERVICES, INC.


PRINCETON, N.J., August 28, 1997 - Berlitz International, Inc. ("Berlitz") (NYSE:BTZ) has completed the acquisition of ELS Educational Services, Inc. ("ELS"), a privately held provider of intensive English language instruction, for a cash purchase price of $95.0 million. The acquisition was announced on July 23, 1997.

Financing for the transaction, and simultaneous refinancing of existing long term debt in a total amount of $165.0 million, was provided by NationsBank, N.A. Goldman Sachs & Co. acted as financial advisors to Berlitz. Montgomery Securities acted as financial advisors to ELS.

Berlitz is the world's premier language instruction firm providing instruction and translation services in 38 countries throughout the world. The Company also publishes Berlitz travel guides, foreign language phrase books, and home study materials which include CD-ROM, video and audio products.